EXHIBIT F-1

             [Letterhead of Entergy Services, Inc.]


                                                  March 30, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sirs:

          I have reviewed Post-Effective Amendment Nos. 1, 2 and 3 to the joint Application-Declaration on Form U-1 filed by Entergy Corporation ("Company"), Entergy Arkansas, Inc. ("Arkansas"), Entergy Gulf States, Inc. ("Gulf States"), Entergy Louisiana, Inc. ("Louisiana"), Entergy Mississippi, Inc. ("Mississippi"), Entergy New Orleans, Inc. ("New Orleans"), System Energy Resources, Inc. ("System Energy"), Entergy Operations, Inc. ("EOI"), Entergy Services, Inc. ("ESI") and System Fuels, Inc. ("SFI"), relating to, among other things, (i) the operation of the Entergy System Money Pool ("Money Pool"),
(ii) the proposed loans by the Company from time to time of available funds to Arkansas, Gulf States, Louisiana, Mississippi, New Orleans, System Energy, EOI, ESI and SFI through the Money Pool and the proposed acquisition by the Company from such companies of promissory notes ("Money Pool Notes") in connection therewith, (iii) the Loan Agreement, dated as of September 18, 1991, as amended, between ESI and the Company ("ESI Loan Agreement"), and the proposed acquisition by the Company from ESI of a promissory note ("ESI Note") in connection with borrowings by ESI from the Company thereunder, (iv) the Loan Agreement, dated as of March 21, 1994, between SFI and the Company ("SFI Loan Agreement"), and the proposed acquisition by the Company from SFI of a promissory note ("SFI Note") in connection with borrowings by SFI from the Company thereunder, and (v) the proposed guarantee by the Company of the obligations of ESI and SFI to one or more banks, all as described in the Application-Declaration, as amended. I am counsel for the Company and am of the opinion that:

          (1) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

          (2) In the event that the proposed transactions shall have been duly authorized by all necessary corporate actions on the part of the Company and are consummated in accordance with the Application-Declaration, as it may be amended:

          (a) insofar as the participation by the Company in said proposed transactions is concerned, all state laws applicable thereto will have been complied with;

          (b) assuming that they will have been duly authorized and legally issued, the Company will legally acquire (i) the Money Pool Notes to be issued by Arkansas, Gulf States, Louisiana, Mississippi, New Orleans, System Energy, EOI, ESI and SFI evidencing their respective borrowings from the Company through the Money Pool, (ii) the ESI Note to be issued by ESI evidencing its borrowings from the Company pursuant to the ESI Loan Agreement, and (iii) the SFI Note to be issued by SFI evidencing its borrowings from the Company pursuant to the SFI Loan Agreement;

          (c) the guarantee to be issued by the Company in connection with obligations of ESI and SFI to one or more banks will, in each case, be a valid and binding obligation of the Company in accordance with its terms; and

          (d) the consummation by the Company of the proposed transactions will not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof.

          I am a member of the Louisiana Bar and do not hold myself out as an expert on the laws of any other state, although
I have made a study of the laws of other states insofar as they are involved in the conclusions stated herein.

          My consent is hereby given to the filing of this opinion as an exhibit to the Application-Declaration.

                              Very truly yours,

                              /s/ Denise C. Redmann

                              Denise C. Redmann, Esq.